Exhibit 10.1
AMENDMENT 2014-1 TO
THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Between
NRG Energy, Inc.
and
David W. Crane
WHEREAS, NRG Energy, Inc. (the “Company”) has employed David W. Crane (“Executive”) as its President and Chief Executive Officer since December 1, 2003, pursuant to the terms of an Employment Agreement which was amended as of March 3, 2006 (“Original Agreement”); and
WHEREAS, the Company and the Executive extended and modified the Original Agreement by and through an amended and restated employment agreement effective December 4, 2008 (the “Amended and Restated Employment Agreement”); and
WHEREAS, the parties wish to modify the Amended and Restated Employment Agreement to more accurately reflect current circumstances.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of December 4, 2014:
1.Section 8 of the Amended and Restated Employment Agreement is amended in its entirety to read as follows:
“Certain Change in Control Payments. Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits the Executive would receive from the Company under this Agreement or otherwise in connection with a Change in Control, as defined in the Severance Plan, (the “Total Payments”)
(a) constitute “parachute payments” within the meaning of Section 280G of the Code, and
(b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either
(i) the full amount of the Total Payments, or
(ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 8 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Executive. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 8 of the Total Payments to be delivered to the Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.”
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NRG ENERGY, INC.

By:	/s/ Howard Cosgrove
Howard Cosgrove
Board Chairman

/s/ David W. Crane
David W. Crane
President and Chief Executive Officer